Exhibit 99.2

Gordon Pointe Acquisition Corp. Enters into Non-Binding Agreement in Principle to Combine with Company that owns the Johnson Controls Hall of Fame Village in Canton, Ohio

NEW YORK & NAPLES, FL.--(For Immediate Release) -- Gordon Pointe Acquisition Corp. ("GPAQ") (NASDAQ: GPAQ, GPAQU, GPAQW), a special purpose acquisition company announced today that it has entered into a non-binding Agreement in Principle (the “Agreement”) to merge with an affiliate of HOF Village, LLC (“The Hall of Fame Village”, “HOFV” or the “Company”), a sports, entertainment and media company founded by the Pro Football Hall of Fame through its wholly owned, for profit subsidiary Hall of Fame Village, Inc. and Industrial Realty Group, LLC. The merger, if and when completed, is intended to provide the Company with additional growth capital for the continued development and expansion of the Hall of Fame Village. The Agreement in Principle is non-binding except for certain customary provisions which are binding, including the obligation to negotiate exclusively.

“This is a singular investment opportunity to participate in the popularity and growth of one of the most powerful brands in sports. We look forward to working with Mike Crawford and his team at the Hall of Fame Village and the Pro Football Hall of Fame in completing this transaction,” said James J. Dolan, CEO and Chairman of GPAQ.

The Johnson Controls Hall of Fame Village is a multi-use destination attraction and media company extending the mission, values and vision of The Pro Football Hall of Fame and the game of football in the birthplace of The National Football League, Canton, Ohio. The Company is a themed sports, entertainment and media destination which capitalizes on the popularity and fandom associated with NFL football and the legends of the game, enabling the region’s and nation’s fans to be immersed in the first football and sports themed entertainment venue. The Village is within an 8-hour drive of 15 NFL franchises and within 5 hours of over 32 million people. In addition, the Hall of Fame Village is developing original media programming to capitalize on its exclusive access to the Pro Football Hall of Fame’s deep library of unique content, combined with the production and broadcast of multiple youth sporting events.

The Company has a synergistic business model, including relationships with the most powerful brands in sports and with leading corporate sponsors. Johnson Controls (NYSE: JCI) has an 18-year naming rights deal the with Hall of Fame Village. Additional corporate sponsor agreements with Constellation Energy and First Data (NYSE: FDC) have recently been signed.

The Hall of Fame Village is led by CEO Mike Crawford who is a former senior executive at The Walt Disney Company and Four Seasons Hotels and Resorts. Mr. Crawford has led the design, development and operation of Disney multi-use attractions in Orlando, Anaheim, Tokyo, and Shanghai. Mr. Crawford was most recently Global President of Portfolio Management at Four Seasons Hotels and Resorts. He is one of the leading executives in the entertainment, leisure, hospitality and media industry, and joined the Company in December of 2018. David Baker, the President of the Pro Football Hall of Fame, will serve as Chairman of the Board of the newly merged public company and Mr. Dolan, the current Chairman of GPAQ, would serve as the Lead Director.

The Company has already invested approximately $250 million of capital to build Phase 1 of the Hall of Fame Village including a 23,000 seat, best-in-class, sports and entertainment stadium, a youth sports complex and the infrastructure to support additional expansion plans. The stadium hosts the Hall of Fame Game (always the first nationally televised NFL game of the season), Hall of Fame Enshrinement for NFL players, the Concert for Legends (hosted previously by Tim McGraw, Maroon 5 and Imagine Dragons), and is becoming an elite entertainment venue for the region.

The merger, if completed, is anticipated to provide additional growth capital to execute the Company’s strategic plan and expansion, which involves the completion of additional synergistic components of the Hall of Fame Village. The next and immediate planned phase of expansion includes the potential addition of two premium branded hotels, an indoor waterpark, an office complex, a convention center/field house and a retail promenade, which are collectively designed to increase attendance, repeat visitation, length of visitor stay and allow for better year-round programming. This second phase is anticipated to also accelerate growth through additional sports and entertainment programming, the potential for new corporate sponsor partnerships and further development of original media content.

The Company anticipates beginning near term expansion by the end of 2019 and have all components fully operational by the end of 2022. Based on current assumptions relating to the timely financing and construction of the components of this second phase, and assuming the project achieves the attendance and occupancy rates expected, the Company projects to grow at a significant rate, be EBITDA positive in the upcoming year and generate substantial profitability. The Company has significant local and regional support, including low cost public financing, and is located within a “qualified opportunity zone” and Ohio Tourism Development District.

Upon substantial completion of its expansion, the Company contemplates executing its next phase of growth (“Phase 3”), including the addition of a virtual reality attraction, a luxury hotel, an arena and possibly multi-family housing and an independent & assisted living facility targeting Pro Football Hall of Famers, other former NFL players and their families. When stabilized and completed, Phase 3 of the Johnson Controls Hall of Fame Village is projected to substantially increase EBITDA.

In addition to this statement, GPAQ and HOFV are simultaneously issuing a brief slide presentation with information on the proposed merger; the presentation will be filed with the SEC as an exhibit to GPAQ’s Form 8-K. Investors are encouraged to review these materials.

Key Transaction Terms

Under the terms of the proposed transaction, it is anticipated that a subsidiary of the Company holding all of the Company’s operations will merge into a wholly-owned subsidiary of GPAQ in exchange for GPAQ common stock. The Company’s management and equity holders have committed to roll 100% of their equity into the combined entity. Proceeds from GPAQ’s trust account or other proceeds, if any are available, will be used by the Company to repay certain debt and to fund continued growth of the Company’s operations. The Company and GPAQ anticipate that there will be sufficient funds in GPAQ’s trust account following the merger such that the Company is expected to have a clean, debt-free balance sheet post-transaction allowing it to raise capital efficiently to fund its strategic growth plans. There can be no assurance as to the amount of funds, if any at all, that will be available in GPAQ’s trust account following the merger or as to the Company’s ability to raise additional capital to fund its strategic growth plans.

The transaction is expected to close in the fourth quarter of 2019. The transaction is not subject to a minimum cash investment by GPAQ. GPAQ shareholders will have a right to require GPAQ to redeem their shares at a per share price of approximately $10.34 in connection with the merger. However assuming a cash investment of $114.3 million, (the amount currently held in GPAQ’s trust account), the resulting combined entity is expected to be owned at the closing approximately 40% by the current stockholders of GPAQ and approximately 60% by the equity holders of the Company. Certain of the private placement warrants held by GPAQ’s sponsor will be allocated to the Pro Football Hall of Fame for the benefit of Gold Jacket and former NFL player programs.

There can be no assurances that the transaction being announced will be completed on the terms announced, if at all. The Agreement governing the transaction is non-binding, except for certain customary provisions which are binding, including the obligation to negotiate exclusively. Assuming the parties continue to pursue the transaction under the terms of the Agreement, completion of the transaction is still subject to contingencies and uncertainty as GPAQ must first complete its financial and legal due diligence, and thereafter engage with the Company in negotiations of a definitive agreement satisfactory to each party thereto. The definitive agreement is expected to be subject to customary and other closing conditions, the satisfaction of which cannot be assured, including GPAQ having secured approval of the transaction by its stockholders.

About Hall of Fame Village

The Hall of Fame Village is a multi-use sports, entertainment and media company centered around the Pro Football Hall of Fame’s campus in Canton, Ohio. The Company provides a themed sports, entertainment and media venue to capitalize on the popularity and fandom associated with NFL football and the legends of the game.

About Gordon Pointe Acquisition Corp.

GPAQ is a special purpose acquisition company formed by Mr. James Dolan. GPAQ raised $125 million in its initial public offering in January of 2018. Additional information can be found at www.gordonpointe.com.

About the Pro Football Hall of Fame

Located in Canton, Ohio, the birthplace of the National Football League, the Pro Football Hall of Fame is a 501(c)(3) not-for-profit institution with the Mission to Honor the Heroes of the Game, Preserve its History, Promote its Values, & Celebrate Excellence. The Hall of Fame has formed a wholly owned, for profit subsidiary to be a member of HOFV.

Hundreds of thousands of fans from across the globe travel to Canton annually to experience “The Most Inspiring Place on Earth!” that chronicles America’s most popular sport.

About Industrial Realty Group, LLC

IRG is a nationwide real estate development and investment firm specializing in the acquisition, development and management of commercial and industrial real estate throughout the United States. IRG, through its affiliated partnerships and limited liability companies, is among the country’s largest owners of commercial and industrial properties, operating a portfolio of more than 150 properties in 28 states with approximately 100 million square feet of rentable space. IRG is nationally recognized as a leading force behind the adaptive reuse of commercial and industrial real estate.

Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include timing of the proposed merger; the business plans, objectives, expectations and intentions of the parties once the transaction is complete, and GPAQ’s and the Company’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities, relating to the acquired business. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the terms of the Agreement in Principle not hereafter being memorialized in a definitive agreement; matters discovered by GPAQ or the Company as they complete their respective due diligence investigation of the other; the outcome of any legal proceedings that have been, or will be, instituted against GPAQ or other parties to the Agreement in Principle following announcement of the Agreement in Principle and transactions contemplated therein; the ability of GPAQ to meet NASDAQ listing standards following the merger and in connection with the consummation thereof; the inability to complete the transactions contemplated by the Agreement in Principle due to the failure to obtain approval of the stockholders of GPAQ or other conditions to closing in the Agreement in Principle; the failure to obtain the financing arrangements necessary to complete the development of the project; the failure to achieve the assumptions underlying certain of the financial projections included within the investor presentation including, among others, securing the timely financing for, and achieving construction of, the second phase of the project within assumed time and financial budget, and achieving expected attendance and occupancy rates; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the announcement of the Agreement in Principle and consummation of the transaction described therein; costs related to the proposed merger and the impact of the substantial indebtedness to be incurred to finance the consummation of the merger; changes in applicable laws or regulations; the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to grow and manage growth profitability, maintain relationships with customers and retain its key employees; the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by GPAQ. In addition, the allocation of equity in the newly merged public company identified in the investor presentation assumes that there will be approximately $114.3 million in the GPAQ trust account at closing, which itself assumes no material redemptions prior to the closing absent corresponding equity financing. Further, the portions of this press release containing forward-looking statements were prepared based on information provided by the Company, which has not been independently verified by GPAQ and no representation or warranty, express or implied, is provided in relation to the fairness, accuracy, correctness, completeness or reliability of the information, opinions or conclusions expressed therein.

Additional information concerning these and other factors that may impact our expectations and projections can be found in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Form 10-Q for the quarterly period ended March 31, 2018, the definitive proxy statement filed by GPAQ with the SEC on June 18, 2019 pursuant to which a special meeting of the Company’s stockholder was conducted and at which stockholders approved an extension of the date by which GPAQ has to consummate a business combination from July 30, 2019 to October 31, 2019, plus up to three additional 30-day extensions thereafter (the “Extension Proxy”), the Current Report on Form 8-K filed with the SEC on July 26, 2019 announcing the approval of the matters covered in the Extension Proxy, and in the proxy statement to be filed by GPAQ regarding the transaction memorialized in the Agreement in Principle with the SEC when available. GPAQ’s SEC filings are available publicly on the SEC’s website at www.sec.gov. GPAQ disclaims any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Additional Information about the Transaction and Where to Find It

In connection with the proposed merger, GPAQ intends to file a preliminary proxy statement with the SEC and will mail a definitive proxy statement and other relevant documents to its stockholders. Investors and security holders of GPAQ are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with GPAQ’s solicitation of proxies for its stockholders’ meeting to be held to approve the merger because the proxy statement will contain important information about the merger and the parties to the merger. The definitive proxy statement will be mailed to stockholders of GPAQ as of a record date to be established for voting on the merger. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

GPAQ, HOFV, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of GPAQ stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests in GPAQ’s directors and in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 18, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the GPAQ’s stockholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available. Information concerning the interests of GPAQ’s and HOFV’s participants in the solicitation, which may, in some cases, be different than those of GPAQ’s and HOFV’s equity holders generally, will be set forth in the proxy statement relating to the proposed business combination when it becomes available.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of GPAQ and HOFV, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FOR INFORMATION CONTACT:

James J. Dolan

Chief Executive Officer

Gordon Pointe Acquisition Corp.

jdolan@gordonpointe.com

(412) 960-4687

Media Contact:

Jack Horner, 267-932-8760, ext. 302

412-600-2295 (mobile)

jack@hornercom.com